WIRELESS AGE FILES FIRST QUARTER 2011 FINANCIAL STATEMENTS

TORONTO, ON – (MARKET WIRE) – August 22, 2011 – Wireless Age Communications, Inc. (PK: WLSA), ("Wireless Age" or "the Company") announced today its unaudited earnings for the interim period ended March 31, 2011.

Quarterly Operational Highlights:

•	Wireless Age Communications Inc., announced the name change of the Company to, Vertility Technology Corporation
•	Ross E. Hill was appointed as Chief Operating Officer of Vertility Technology and their operating company Enwise Home Services Inc.
•	The Company announced the name change of Sunbay Energy Corp., to Vertility Waste Solutions Inc.
•	Albert A. Pope was appointed as Senior Vice President. of Vertility Waste of Operations
o	Mr. Pope brings more than 30 years experience in international corporate finance and business management

The revenue in this first quarter is from the recent acquisition of Enwise and does not include any other revenue from OC Communications Group Inc. on Innovative Solutions.  Enwise continues to change the face of home services by providing a whole-home approach to energy saving upgrades through professional and comprehensive Home Comfort Advisor recommendations. Enwise Homes Services Inc. and Enwise Building Sciences Inc., subsidiary companies of Wireless Age Communications, Inc. are companies that provide the sales and installation of energy retrofit products and services and also provide certified government energy audits that qualify customers for these rebates directly under the ecoENERGY Retrofit for Homes Program.

John G. Simmonds, Chairman & CEO stated, “We are pleased to report revenues of over $700,000 for the first quarter of 2011.  These first quarter financial statements along with our second quarter, which we expect to file shortly, will bring all reporting up to date and it is our intention to prepare and file formal documents with the SEC to restore our full reporting status.  The first quarter of 2011 has been extremely productive for the Company.  We look forward to keeping shareholders up to date with corportate happenings as we continue to move forward and execute on our business plan.”

Note:  This press release contains "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Wireless Age Communications, Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company's ability to retain key management and employees; intense competition and the company's ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Wireless Age Communications, Inc. SEC filings. Wireless Age Communications, Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Wireless Age Communications, Inc.'s business, please refer to the risks and uncertainties detailed from time to time in Wireless Age Communications, Inc.'s SEC filings.

Financials Charts Follow:

WIRELESS AGE COMMUNICATIONS, INC.
CONSOLIDATED BALANCE SHEET
(Unaudited)
(Stated in US Dollars)

	March 31,	December 31,
ASSETS	2011	2010
Current
Marketable securities	$853,009	$831,520
Receivables	308,487	-
Inventory	6,043	-
Prepaid expenses	48,231	37,789
Investment -deposit	-	49,760
Total assets	1,215,770	919,069

Property and equipment	83,343	43,031
Due from related parties	2,821,712	2,472,751
Goodwill	25,872	-
	$4,146,697	$3,434,851

LIABILITIES
Current
Bank indebtedness	$94,293	$52,321
Accounts payable and accrued liabilities	1,016,500	837,768
Taxes payable	45,019	54,990
Accrued special provision	6,632,778	6,714,880
Due to related parties	1,259,045	797,034
Unissued share liability	152,050	-
	9,199,685	8,456,993

Commitments and contingencies	-	-

Minority interest	-	-

STOCKHOLDERS' EQUITY (DEFICIENCY)
Preferred stock, $0.001 par value: 10,000,000 shares authorized
March 31, 2011: nil issued and outstanding	-	-
Common stock, $0.001 par value: 100,000,000 shares authorized
March 31, 2011: 65,766,592 shares issued and outstanding	65,767	65,767
Additional paid-in capital	16,245,349	16,245,349
Treasury stock	24,352	24,352
Accumulated deficit	(21,581,085)	(21,568,608)
Accumulated other comprehensive income	192,629	210,998
	(5,052,988)	(5,022,142)

	$4,146,697	$3,434,851

WIRELESS AGE COMMUNICATIONS, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
For the three months ended March 31, 2011
(Unaudited)
(Stated in US Dollars)

Revenue	$702,920
Cost of goods	430,117
Gross profit	272,803

Operating expenses
Selling and administrative	677,877
Amortization	8,518
Total operating expense	686,395

Loss from operations	(413,592)

Other expenses (income)
Interest expense	24,464
Foreign exchange (gain)	(314,449)
Total other expense (income)	(289,985)

(Loss) before income taxes	(123,607)
Income taxes - deffered and current	-

Net (loss)	$(123,607)

Earnings per share:
Earnings per share - basic and diluted	$(0.002)

Weighted average number of of common shares outstanding:
Basic and diluted	65,766,592

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